UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                                                                           November 12, 2008

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 12, 2008, we accepted an offer from UBS AG and its affiliates (“UBS”) of certain rights to require UBS to repurchase $57.0 million (par value) of auction rate securities that UBS had previously sold to us.  We have estimated the fair value of these securities at $53.7 million as of September 30, 2008.

As a result of accepting the offer, we may require UBS to repurchase the securities at par value at any time during the period from June 30, 2010 through July 2, 2012.  UBS has the discretion to purchase or sell the securities at any time subsequent to our acceptance of the offer by paying us the par value of such securities.  We are also eligible to borrow from UBS at no net cost up to 75% of the market value of the securities, which loans would become payable upon UBS’s purchase or sale of the securities.  We have released UBS and its employees and agents from all claims except claims for consequential damages relating to UBS’s marketing and sale of the securities.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to UBS’s filings with the Securities and Exchange Commission relating to these rights, including without limitation the prospectus filed by UBS on October 7, 2008.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1	—	UBS Offering Letter dated October 8, 2008 and Acceptance Form of Lexicon Pharmaceuticals, Inc. dated November 12, 2008

2

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: November 18, 2008	By:	/s/ Jeffrey L. Wade
Jeffrey L. Wade
Executive Vice President and
General Counsel

3

Index to Exhibits

Exhibit No.	Description
10.1	—	UBS Offering Letter dated October 8, 2008 and Acceptance Form of Lexicon Pharmaceuticals, Inc. dated November 12, 2008